Exhibit 4.2

                                Promissory Note

In the amount of: $10,900.00                                  Date: July 1, 2003

Whereas, the company from time to time has needed cash for ongoing business expenses,

Whereas, Barbara J. Smith has from time to time loaned amounts of money, that totals $10,900.00, the company money to fund those expenses,

Whereas, the company and Barbara J. Smith, has agreed that these transactions should be memorialized,

Therefore, for value received, the undersigned Atomic Paintball, Inc., the "Promisor" as principal, hereby agrees to pay to Barbara J. Smith the "Payee", at 219 Josey Lane, Red Oak, Texas 75154, (or at such place as the Payee may designate in writing) the sum of $10,900.00.

The unpaid principal and accrued interest at 6.5%, shall be payable in full on July 15, 2004(the due date). All payments on this assignment shall be applied first in payment of accrued interest and any remainder in payment of principal. In lieu of said payment of principal and interest Payee may elect to receive 43,600 shares of Rule 144 common stock in Atomic Paintball, Inc. @ $0.25 per share. The conversion will be done pursuant to a note conversion document attached as "Exhibit A"

The Payee, in the case of default, may proceed directly against Promisors.

If any one or more provisions of this agreement are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this agreement shall be paid in the legal currency of the United States. Promisors wave presentment for payment, protest, and notice of protest and nonpayment of the agreement.

No renewal or extension of this agreement, delays in enforcing any right of the Payee under this agreement or assignment by the Payees under this document shall affect the liability of the Promisor. All rights of the Payees under this agreement are cumulative and may be exercised concurrently or consecutively at the Payees' option. This assignment shall be construed in accordance with the laws of the State of Texas.


Signed this 1st day of July, 2003.


By: /s/ Barbara J. Smith                    By: /s/ Alton K. Smith
Barbara J. Smith                            Alton K. Smith
President, Atomic Paintball, Inc.           Secretary, Atomic Paintball, Inc.